Exhibit 5.1




                                  September 10, 2001

TDK Mediactive, Inc.
26115 Mureau Road
Suite B
Calabasas, CA  91302-3123

     Re:    Form S-3 Registration Statement
            -------------------------------

Gentlemen:

     We are providing this opinion in connection with Registration Statement No. 333-24271 of TDK Mediactive, Inc. (the "Company"), on Form S-3 (the "Registration Statement"), filed under the Securities Act of 1933, as amended. Capitalized terms used herein without definition have the meanings set forth in the Registration Statement.

     The Registration Statement relates to 12,637,768 shares of common stock issuable by the Company upon exercise of Redeemable warrants.

     We have examined (i) the Company's Certificate of Incorporation and its By-Laws, each as amended to date; (ii) an officer's certificate as to the corporate proceedings of the Company relating to the Registration Statement and other factual matters; and (iii) such other documents and records as we have deemed necessary in order to render this opinion.

     Based on the foregoing, it is our opinion that the shares of common stock referenced above have been duly authorized and, upon their issuance upon the exercise of the redeemable warrants and receipt by the Company of the purchase price therefor in accordance with the terms of the redeemable warrants, will be validly issued, fully paid and nonassessable by the Company.

     We consent (i) to the use of this opinion as an exhibit to the Registration Statement and (ii) to the reference to our firm name under the caption "Legal Matters" in the Prospectus.


                                      Very truly yours,


                                      SWIDLER BERLIN SHEREFF FRIEDMAN, LLP